Exhibit 10.12.1

January 21, 2014

Scott Wolf
19 Jessica Way
Wayne, NJ 07470

Dear Scott,

Upon your hiring by Everyday Health (f/k/a Waterfront Media) (the “Company”), you and the Company executed an employment letter, dated May 9, 2005 (the “Employment Letter”). You and the Company hereby agree to amend certain of the terms and conditions contained in the Employment Letter as set forth below:

Severance. If the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then subject to your obligations below, the Company will pay to you as severance, an amount equal to twelve (12) months of your then-current base salary (which is hereby increased from nine (9) months of your then-current base salary) (the “Severance Benefits”), less applicable taxes. The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Agreement to Protect Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation (the “Confidentiality Agreement”) during the period of time in which you are receiving the Severance Benefits and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form reasonably acceptable to the Company within 30 days following your termination date. The Severance Benefits will be paid as salary continuation on the Company’s regular payroll schedule over the twelve-month period immediately following your termination date, and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 30th day following your termination date. On the 30th day following your termination date, the Company will pay you in a lump sum the Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the Severance Benefits being paid as originally scheduled.

For purposes of this letter, “Cause” means (A) you performing a willful or intentional act that materially injures the reputation or business of the Company or any of its subsidiaries or affiliates; (B) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (C) your commission or attempted commission of or participation in a fraud or act of material dishonesty against the Company; (D) your material breach of any written agreement between you and the Company (including but not limited to your Confidentiality Agreement) or material breach or neglect of any statutory or fiduciary duty you owe to the Company; or (E) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties, as determined by the Company.

345 Hudson St. 16th Floor | New York, NY 10014

It is intended that all of the Severance Benefits payable under this letter satisfy the exemption from the application of Code Section 409A provided under the Treasury Regulations 1.409A-1(b)(9) and this letter will be construed consistent with those provisions.

Except as specifically addressed in this letter, all terms and conditions contained in the Employment Letter shall remain in full force and effect. Please confirm your acceptance of the Employment Letter, as modified hereby, by signing and returning one copy of this letter.

Sincerely,

Everyday Health

By:	/s/ Jon A. Glass
	Name:	Jon A. Glass
	Title:	EVP, CHRO

The foregoing terms and conditions are hereby accepted:

/s/ Scott Wolf
Scott Wolf